Exhibit 99.1

The First Bancshares, Inc. Reported Increased Earnings and Quarterly Dividend


    HATTIESBURG, Miss.--(BUSINESS WIRE)--Aug. 1, 2007--The First Bancshares, Inc. (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported increased earnings for the second quarter which ended June 30, 2007. The company also announced a $.075 per share quarterly dividend. The record date of the dividend will be August 8, 2007 with a payable date of August 20, 2007.

    Earnings for the three months ended June 30, 2007 were $1,112,000, a 12.5% increase from earnings of $988,000 in the comparable quarter in 2006. Earnings for the second quarter of 2007 were up $401,000 or 56.4%, from the first quarter of 2007. Six month earnings for the period ended June 30, 2007 were $1,823,000 compared to $1,748,000 for the comparable period in 2006, an increase of 4.3%.

    David E. Johnson, CEO stated, "Our earnings reflect our strategy of building our business on a profitable community bank model, robust regional economics and strong leadership. We have been able to increase our earnings and expand our footprint in southern Mississippi which is rebuilding since the hurricane in 2005."

    The following are key achievements in the last six months ended
June 30, 2007:

    -- Total loans increased 21.1% to $348,566 with a 5.4% increase in commercial loans and a 6.5% in consumer loans.

    -- Total deposits increased 14.7% to $403,583 with an 8.1% increase in non-interest bearing deposits.

    --  Net interest income increased 30.6%.

    --  Return on Average Equity was 11.13%

    -- First National Bank of Wiggins, acquired in October 2006, increased their deposits 14.7% since year end.

    -- Company opened a loan production office in Gulfport, Mississippi and has started ground work for the temporary facility on the new property. The Bay St. Louis office moved to their new permanent location.

    Deposits

    Total deposits increased to $403,583 in the period ended June 30, 2007, a 14.7% increase over the period ended December 31, 2006.
Deposits grew 11.0% over the comparable six month period in 2006. This growth rate is attributed to superior performance in all of our branches in attracting new deposits and continued growth in our newest locations in southern Mississippi.

    Loans

    Total loans increased 21.1% to $348,566 for the six month period ended June 30, 2007 compared to the period ended December 31, 2006. Loans increased 20.1% over the comparable six month period in 2006. The Company is continuing to experience growth in all categories of the loan portfolio.

    Net Income and Earnings Per Share

    Net income was $1,112,000 and $1,823,000 for the three and six months ended June 30, 2007, increases of 12.5% and 4.3% over comparable periods in 2006. Net Interest income was increased 30.6% over the last six months and non-interest income increased 4.6% in that same period. Non-interest income was $707,000 in the six month period ending June 30, 2007 compared to $676,000 which included a gain on sale of properties of $224,000. The Company has maintained a net interest margin of 4.22% in a challenging interest rate environment.

    Fully-diluted earnings per share for the three month period ended June 30, 2007 amounted to $0.36 per share a 7.7% decrease from the comparable period in 2006 of $0.39. Fully-diluted earnings per share amounted to $0.60 for the six month period ended June 30, 2007, a 13.0% decrease from the comparable period in 2006 of $0.69. The Company increased its outstanding shares by 609,087 in 2006. These additional shares and a gain on the sale of property account for a $0.20 decrease in earnings per share compared to the same period in 2006.

    -- A reduction of $0.10 was due to 609,087 additional shares of stock issued since the second quarter of 2006. New shares of 365,000 were issued @ 22.50 per share for a capital infusion of $8.2 million and 109,181 shares were issued in conjunction with the merger of First National Bank of Wiggins and the balance was issued due to the exercise of outstanding stock option.

    -- A $0.10 decrease is attributable to a gain on the sale of property which was recognized during the second quarter of 2006. This event increased earnings for the comparable period in 2006.

    According to David E. Johnson, CEO, "Growth in net income is primarily due to the increased maturity of our branches and our strong branch leadership. We have been able to maintain our profitability and expand our branch network."

    Dividends

    The First has consistently increased dividends. In 2004 the annual dividend was $0.08, $0.19 in 2005 and $0.16 in 2006. The Company has recently instituted a policy of quarterly dividends and the current quarterly dividend is $0.075 with $0.15 paid in the first six months of 2007.

    David Johnson, CEO stated, "We are proud of our progress in this last quarter and six months and we believe that for a bank that was established in 1995 that we are rapidly growing with market share and profitability in southern Mississippi. We have successfully recruited talented bankers to lead in our branches and we are in the part of Mississippi that is rebuilding and becoming more prosperous."

    The First Bancshares, Inc. headquartered in Hattiesburg, Mississippi is the holding company for The First, a National Banking Association. The First operates ten branches in southern Mississippi. The First Bancshares has $474,000 million in assets and has 2,987,717 shares outstanding traded on the NASDAQ Global Market with the symbol of FBMS. Stock price at June 29th was $24.99 above mid-range for the Company's 52-week trading range. For more information go to www.thefirstbank.com.

    Forward-Looking Statement

    This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's Web site, http://www.sec.gov.


                      THE FIRST BANCSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                             (Unaudited)

($ amounts in thousands except earnings per share)

                                                 For the three months
                                                    ended June 30,

                                                   2007        2006

Interest income                                      8,219       5,548
Interest expense                                     3,603       2,014
Net interest income                                  4,616       3,534
Provision for loan losses                              320         209
Net interest income after provision for loan
 losses                                              4,296       3,325
Non-interest income                                    707         676
Non-interest expense                                 3,550       2,662
Income before income taxes                           1,453       1,339
Income taxes                                           341         351
Net income                                      $    1,112  $      988

Basic:
Earnings per share                              $      .37  $      .42

Diluted:
Earnings per share                              $      .36  $      .39

Dividends per share                             $     .075  $        -


                                     June 30,  December 31,  June 30,
                                       2007        2006        2006

Total assets                           473,598      417,769    329,229
Cash and due from banks                 12,093       10,415     13,510
Federal funds sold                          46        8,772        365
Investment securities                   91,560       91,810     58,754
Loans, net of unearned interest        348,566      287,875    240,652
Deposits-interest bearing              340,191      293,070    213,495
Deposits-non interest bearing           63,392       58,652     55,142
Total deposits                         403,583      351,722    268,637
Borrowed funds                          31,865       20,827     28,831
Subordinated debentures                  4,124       11,341     11,217
Stockholder's equity                    33,136       32,365     19,459
Book value (per share)              $    11.09 $      11.32 $     8.18
Total shares outstanding             2,987,717    2,858,408  2,379,630

    CONTACT: The First Bancshares, Inc.
             David Johnson, CEO
             601-268-8998
             or
             DeeDee Lowery, CFO
             601-268-8998